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Exhibit 4.1

THE BP EXECUTIVE DIRECTORS' INCENTIVE PLAN

Preamble

The Plan has three Elements which comprise the tools available to the Committee to construct Executive Directors' long-term incentive arrangements:

  The Share Element    This Element permits Performance Share Awards to be granted to Executive Directors, which may result in Shares vesting (without payment by the Executive Directors) to the extent that a demanding performance condition imposed by the Committee is met. In exceptional circumstances, Shares may be awarded which are subject to a requirement of continued service over a specified period, rather than a corporate performance condition;

  The Share Option Element    This Element permits Options to be granted to Executive Directors at an Option Exercise Price no lower than the Market Value of a Share. All Options will be subject to a demanding performance condition; and

  The Cash Incentive Element    This Element (which shall only be capable of grant under the Schedule to the Plan) enables the Committee to introduce long-term cash-based incentives into the remuneration package. The Committee only intends to use this Element in special circumstances.

In operating the Plan, the Committee shall at all times have regard to the following key objectives and principles (as amended in connection with renewal of the Plan at the Annual General Meeting in 2005):

(a)
policy for the remuneration of Executive Directors shall be determined and regularly reviewed independently of executive management and will set the tone for the remuneration of other senior executives;

(b)
the remuneration structure shall support and reflect the Company's stated purpose to maximize long-term shareholder value;

(c)
the remuneration structure shall reflect a just system of rewards for Participants;

(d)
the overall quantum of all potential remuneration components shall be determined by the exercise of informed judgement of the Committee taking into account the success of the Company and the competitive global market;

(e)
the majority of the remuneration shall be linked to the achievement of demanding performance targets that are independently set and reflect the creation of long-term shareholder value;

(f)
assessment of performance shall be quantitative and qualitative and shall include exercise of informed judgement by the Committee within a framework that takes account of sector characteristics and is approved by shareholders;

(g)
the Committee shall be proactive in obtaining an understanding of shareholder preferences;

(h)
remuneration policy and practices shall be as transparent as possible both for Participants and shareholders; and

(i)
the interests of Executive Directors and shareholders shall continue to be aligned by requiring Executive Directors to build up a significant shareholding in the Company, as specified by the Committee from time to time.

Definitions

1.1    In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

Adoption Date means the date of the adoption of the Plan by the Company in general meeting;

Award means a right granted under the rules of the Plan in relation to an Element;

Cause means material breach by a Participant of his contract of employment;

the Committee means the Remuneration Committee of the board of directors of the Company;

the Company means BP plc;

Control has the meaning given to that word by section 840 of the Taxes Act;

Date of Grant means the date on which an Award is granted;

Dealing Day means any day on which the London Stock Exchange (or in relation to an Option Exercise Price in US dollars the New York Stock Exchange) is open for business;

Element means, as appropriate, the Share Element, the Share Option Element, or the Cash Incentive Element;

Executive Director means any executive director of the Company;

Grant Letter means the document setting out the rights and obligations attaching to an Award and which shall include or incorporate by reference the rules of the relevant sub-plan to which an Award relates;

Grant Period means the period of 42 days commencing on any of the following:

(a)
the Adoption Date or the Renewal Date;

(b)
the day on which the Company makes an announcement of its results for the last preceding financial year, half year, quarter or other period; or

(c)
any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

Market Value means, in relation to a Share, the closing price for a Share as derived from the Daily Official List of The London Stock Exchange on any Dealing Day (or if applicable the closing price on the New York Stock Exchange);

Option means a right granted under the Plan to purchase Shares;

Option Exercise Price means the price per Share (in Sterling or US dollars) payable on the exercise of an Option as determined by the Committee (subject to adjustment under rule 7);

Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);

Performance Period means, in relation to the Share Element, the period of three years (or such longer period as the Committee may specify) over which corporate performance is measured;

Performance Share Award means, in relation to the Share Element, a conditional right to Shares at the end of a Performance Period, subject to satisfaction of performance conditions and all other terms on which the award was granted;

the Plan means this Plan as amended from time to time;

Renewal Date means the date of renewal of the Plan by the Company in general meeting (14 April 2005);

Shares means fully paid ordinary shares in the capital of the Company or American Depository Shares (or, in either case, shares representing those shares following any reorganisation of the share capital of the Company);

Subsidiary means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control;

Taxes Act means the Income and Corporation Taxes Act 1988;

Treasury Shares means ordinary shares in the capital of the Company which are held in treasury by the Company in accordance with sections 162A-G of the Companies Act 1985; and

Trustee means the trustee from time to time of any employee trust which the Committee selects to satisfy Awards.

1.2    Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Plan.

1.3    References to any act shall include any statutory modification, amendment or re-enactment thereof.

Grant of Awards

2.1    The Committee may, during a Grant Period, grant Awards to Executive Directors selected by the Committee in its absolute discretion. For the avoidance of doubt, no Executive Director shall have the right or expectation to participate in the Plan.

2.2    Each Award shall comprise such Elements, and shall be subject to such performance conditions, as the Committee determines at its absolute discretion. In determining the Elements and setting performance conditions, the Committee shall consider a range of internal and external factors affecting the Company.

2.3    The grant of an Award and/or the delivery of Shares upon exercise thereof shall be conditional on the Executive Director agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions (including without limitation the right to sell on his behalf sufficient Shares to satisfy any taxation or social security contributions liability on his part for which any member of the Group may be liable) in respect of an Award.

2.4    As soon as practicable after the Date of Grant the Committee shall procure the issue to a Participant of a Grant Letter in respect of the Elements granted to him.

2.5    An Executive Director to whom an Award is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights under the Award.

2.6    No Award shall be granted under the Plan later than the fifth anniversary of the Adoption Date. Upon renewal of the Plan at the Annual General Meeting in 2005, no Award shall be granted under the Plan later than the fifth anniversary of the Renewal Date.

2.7    Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to exercise the Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.7 shall cause the Award to lapse.

Plan Limits

3.1    Awards may only be satisfied using existing issued Shares or, following the Renewal Date, using existing issued Shares or Treasury Shares. Where existing issued Shares are used, the Company shall provide (and shall procure, where appropriate, that any member of the Group which employs Participants shall provide) sufficient monies to enable the Trustee to acquire sufficient Shares to satisfy all Awards. Such monies shall be provided to the Trustee no later than the date on which the Award is exercisable.

3.2    The total number of Shares that may be transferred (whether as existing issued Shares or as Treasury Shares) pursuant to Awards granted under the Plan in the five years following the Renewal Date (ignoring Shares comprised in Awards which have been cancelled, renounced pursuant to rule 2.5 or have lapsed) shall not exceed 0.5 per cent. of the issued ordinary share capital of the Company as at the Renewal Date.

3.3    There is no limit on the value of Awards which may be granted to a Participant in any year or over the life of the Plan. However, (a) the total combined value of Awards granted under all Elements in any year will be set by the Committee at a level designed to reflect global market practice, and (b) for the purposes of regulation 162 of the Internal Revenue Code, no Participant who is resident in the United States will be granted Awards under either the Option Element or the Share Element in any year over more than 0.1 per cent. of the issued ordinary share capital of the Company as at the Adoption Date.

Specific Provisions relating to the Share Element

4.1    The Committee may, at its absolute discretion, grant the Share Element during any Grant Period. The Share Element will normally be subject to a demanding performance condition. The performance condition attaching to Awards under this Element will be determined by the Committee at the time of grant and will usually require a sustained improvement in the Company's performance, normally relative to its peer group, over a Performance Period.

4.2    The Shares awarded on maturity of this Element will normally be subject to a compulsory retention period determined by the Committee which will not normally be less than three years. Shares will only be released at the end of the retention period if the Company's minimum shareholding guidelines (as determined by the Committee from time to time) have been met.

4.3    The Grant Letter issued under rule 2.4 shall specify, inter alia, the following:

(a)
the circumstances, if any, and proportions in which, an award of Shares will vest under this Share Element in the event that a Participant ceases to be an employee of the Group prior to the end of the Performance Period;

(b)
whether any retention period will apply to any award of Shares pursuant to sub-paragraph (a) of this rule 4.3 and the length of any such retention period;

(c)
whether any award of Shares will vest under this Share Element in the event of the death of the Participant; and

(d)
that any entitlement to an award of Shares under the Share Element will automatically lapse in the event that:

(i)
the Participant is dismissed for Cause; and

(ii)
the Participant is declared bankrupt or enters into any general composition with or for the benefit of his creditors.

4.4    In exceptional circumstances, the Committee may make Awards under the Share Element which are subject to a requirement of continued service over a specified period, rather than a corporate performance condition. Such Awards will only be made as an element in a recruitment or retention incentive or as a reward for exceptional achievement of projects.

Specific Provisions relating to Options

5.1    The Committee may, at its absolute discretion, grant Options during any Grant Period. The Option Exercise Price of such Options shall be determined by the Committee at its absolute discretion, but shall not be less than the Market Value of a Share on the Dealing Day preceding the Date of Grant or the average of the Market Values of a Share on the three Dealing Days prior to the Date of Grant.

5.2    All Options will be subject to a demanding performance condition.

5.3    The Committee will not grant Options unless it considers that an Option grant is supported by the underlying performance of the Company's business.

5.4    The Grant Letter issued under rule 2.4 shall specify, inter alia, the following:

(a)
the date or dates on which the Option shall normally become exercisable;

(b)
the date or dates on which the Option shall lapse PROVIDED THAT no Option shall be capable of exercise after the tenth anniversary of its Date of Grant;

(c)
the circumstances, if any, and the proportions in which the Option shall become exercisable in the event that a Participant ceases to be an employee of the Group;

(d)
whether and to what extent, the Option shall become exercisable in the event of the death of the Participant;

(e)
that all the Option will automatically lapse in the event that:

(i)
the Participant is dismissed for Cause; and

(ii)
the Participant is declared bankrupt or enters into any general composition with or for the benefit of his creditors; and

(f)
the procedure for the exercise of an Option (including whether the Option may be exercised in whole or in part).

5.5    Any Grant Letter issued pursuant to rule 5.4 shall ensure that legally enforceable rights are created in favour of the Participant.

Corporate Transactions and other events

6.1    Save as provided in rules 6.2 and 6.3, if:

(a)
any company obtains Control of the Company as a result of making a general offer to acquire all the Shares (other than those which are already owned by him and/or any person acting in concert with him);

(b)
any company, having such Control, makes a general offer to acquire the Shares (other than those which are already owned by him and/or any person acting in concert with him);

(c)
any company obtains Control of the Company in pursuance of a scheme of arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

(d)
notice is duly given of a resolution for the voluntary winding-up of the Company;

then the following provisions shall apply (unless the Committee specifies otherwise in the Grant Letter at the time of grant):

(i)
any Option granted prior to the date on which the relevant event occurs shall become exercisable in full (irrespective of whether it is already exercisable and irrespective of satisfaction of any performance conditions) and the Option will lapse on such date as the Committee specifies;

(ii)
if the relevant event occurs before the end of a Performance Period relating to an Award under the Share Element, the Committee will immediately determine the number of Shares which vest for each Participant, taking account of the proportion of the Performance Period which has elapsed and the degree to which the performance condition has been satisfied.

6.2    For the avoidance of doubt, Awards shall not without the consent of the Committee be exercisable under rule 6.1 in the event of a scheme of arrangement (referred to in rule 6.1(c)) if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement. In that event, the Committee shall endeavour to procure that an exchange of Awards is effected under rule 6.3.

6.3    If any company (the Acquiring Company) obtains Control of the Company as a result of an event referred to in rule 6.1, each Participant may, at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Award (or Element thereof) which has not lapsed (the Old Right) in consideration of the grant to him of a new award, which in the opinion of the Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company its group).

Adjustment of Awards

7.    In the event of:

(i)
any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or

(ii)
the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Award, then the terms of Awards (including, if relevant, the performance conditions applicable thereto) shall be adjusted in such manner as the Committee shall determine in its absolute discretion provided that no adjustment shall be made pursuant to this rule unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall confirm in writing to the Committee that such adjustment is in their opinion fair and reasonable.

Transfer of Shares on Exercise of Awards

8.1    Subject to any necessary consents, to payment being made for the Shares and to compliance by the Participant with the terms of the Plan, not later than 30 days after vesting (or, if applicable, receipt of valid notice of exercise), the Company shall procure the transfer of Shares to the Participant (or to his nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Participant (or his nominee) a definitive share certificate or other evidence of title in respect of such Shares.

8.2    The Company shall not be obligated to procure the transfer of Shares in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the transfer of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

Rights Attaching to Shares Transferred Pursuant to Awards

9.1    All Shares transferred upon the exercise of an Award shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

9.2    Any Shares acquired on exercise of Awards shall be subject to the articles of association of the Company from time to time.

Administration and Amendment

10.    The decision of the Committee shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit provided that:

(a)
the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants; and

(b)
no amendment to the advantage of Executive Directors or Participants may be made to the basic structure of the Plan (as determined by the Committee but including, without limitation, the definition of Executive, the limit under rule 3.2, the terms of Shares to be provided under the Plan and the adjustment provisions of rule 7 of the Plan) without the prior approval of the Company in general meeting except in the case of an amendment to benefit the administration of the Plan.

General

11.1    The Plan constitutes an employees' share scheme for the purposes of section 743 of the Companies Act 1985 (being a scheme for encouraging or facilitating the holding of Shares), save in respect of rights granted under the Schedule hereto. Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

11.2    The rights and obligations of a Participant under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any expectation or right which (notwithstanding rule 2.1) he believes he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant's terms of employment shall be deemed to be varied accordingly.

11.3    Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).

11.4    Benefits under the Plan shall not be pensionable.

11.5    The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards.

11.6    These rules shall be governed by, and construed in accordance with, the laws of England.

SCHEDULE

Those matters covered by this Schedule do not form part of an employees' share scheme for the purposes of section 743 of the Companies Act 1985, because they involve or may involve payment of cash amounts to Participants.

Specific Provisions relating to Cash Incentive Element

1.1    The Committee may, at its absolute discretion, grant the Cash Incentive Element during any Grant Period.

1.2    The Cash Incentive Element shall be subject to such terms (including performance conditions) as the Committee shall impose at the time of grant. The Committee only intends to grant this Element in special circumstances.

1.3    If an event within rule 7 occurs, any Cash Incentive Element shall be treated in such manner as the Committee specifies at the time of grant or subsequently.

Payment of cash equivalent amounts

2.1    The Committee may, at its absolute discretion, permit a Participant to be paid a cash equivalent to the value of the Shares to which he would have been entitled under the Share Option Element or the Share Element of the Plan.

THE BP EXECUTIVE DIRECTORS' INCENTIVE PLAN

(Adopted by shareholders at the Annual General Meeting on 13th April 2000)

(Renewed by shareholders at the Annual General Meeting on 14th April 2005)

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  Exhibit 4.1
THE BP EXECUTIVE DIRECTORS' INCENTIVE PLAN
SCHEDULE
THE BP EXECUTIVE DIRECTORS' INCENTIVE PLAN